Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2022 SECOND QUARTER AND YEAR TO DATE FINANCIAL RESULTS

Coatesville, Pennsylvania, July 27, 2022 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $347,000 for the second quarter ended June 30, 2022 and $592,000 for the six months ended June 30, 2022 compared to $279,000 and $330,000, respectively, for the same periods in 2021. Earnings per share (EPS) were $0.14 for the second quarter 2022 and $0.23 for the first six months of 2022.

Income Statement

Net interest income was $2.5 million for the three months ended June 30, 2022 and $4.7 million for the six months ended June 30, 2022 compared to $1.9 million and $3.6 million, respectively, for the same periods in 2021. The period over period increase for the three and six months ended June 30, 2022 was primarily due to the increase in interest income on loans and securities driven by the increase in average loans and securities as well as cash and federal funds sold interest income as a result of rising interest rates, partially offset by an increase in borrowings interest expense.

The Company recorded a provision for loan losses of $203,000 for the three months ended June 30, 2022 and $293,000 for the six months ended June 30, 2022 compared to $69,000 and $138,000, respectively, for the same periods in 2021.  The increase in the provision for loan losses for both the three and six months ended June 30, 2022 compared to the same periods in 2021 was primarily due to loan growth during the current periods. The allowance for loan losses was $3.4 million, or 1.16%, of loans outstanding at June 30, 2022 and $3.1 million, or 1.24%, of loans outstanding at December 31, 2021. Total non-performing assets decreased to $1.6 million at June 30, 2022 from $1.7 million at December 31, 2021.  The non-performing assets to total assets ratio was 0.41% and 0.52% as of June 30, 2022 and December 31, 2021, respectively.

Noninterest income was $147,000 for the three months ended June 30, 2022 and $269,000 for the six months ended June 30, 2022 compared to $198,000 and $351,000, respectively, for the same periods in 2021. The primary reason for the decrease in noninterest income was due to an unrealized loss on equity investments due to the decrease in market value of the associated asset (Community Reinvestment Act equity investment) of $27,000 for the second quarter 2022 and $67,000 for the six months ended June 30, 2022, compared to $1,000 of income and $14,000 of loss for the same periods in 2021.

Noninterest expense was $2.0 million for the three months ended June 30, 2022 and $3.9 million for the six months ended June 30, 2022 compared to $1.7 million and $3.4 million, respectively, for the same periods in 2021. The increase period over period for both the three and six months

Exhibit 99.1

ended June 30, 2022 was primarily due to an increase in salaries and employee benefits (Employee Stock Ownership Plan expense was $92,000 for 2022 year to date versus zero in 2021 for the same period due to adoption of the Plan during the third quarter of 2021), professional fees (public company expense was $88,000 for 2022 year to date versus zero in 2021 for the same period given the Bank was not yet a public company) and Pennsylvania shares tax was $163,000 year to date versus zero in 2021 for the same period due to the mutual to stock conversion.

Paycheck Protection Program

The Bank originated approximately $6.0 million of Paycheck Protection Program (“PPP”) loans in the first and second quarters of 2021.  As of January 31, 2022, all PPP loans originated by the Bank were fully forgiven. There was no PPP income recognized in the three months ended June 30, 2022 and $28,000 of loan income (interest and fees, net) for PPP loans was recognized during the six months ended June 30, 2022 compared to $54,000 and $59,000, respectively, for the same periods in 2021.

Balance Sheet

Total assets increased $81.2 million to $396.1 million at June 30, 2022 from $314.9 million at December 31, 2021. The increase in assets was primarily due to increases in net loans receivable and cash and cash equivalents. Gross loans increased $42.8 million or 16.9% to $295.8 million at June 30, 2022 from December 31, 2021, primarily as a result of the increases in the commercial and construction real estate portfolios as the Bank continues its focus on commercial lending. Cash and cash equivalents increased as a result of additional Federal Home Loan Bank advances in anticipation of rising interest rates and the increase in deposit accounts. Deposits increased by $57.9 million to $309.0 million at June 30, 2022 from $251.1 million at December 31, 2021 principally as a result of organic deposit gathering strategies. Stockholders’ equity decreased $673,000 to $45.2 million at June 30, 2022 from $45.8 million at December 31, 2021 as a result of accumulated other comprehensive loss on the debt securities available-for-sale resulting from the increase in market interest rates, partially offset by current period net income.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not

Exhibit 99.1

limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution prospective investors not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021

Interest and dividend income	$3,151	$2,784	$2,695	$2,647	$2,475
Interest expense	658	584	533	538	551
Net interest income	2,493	2,200	2,162	2,109	1,924
Provision for loan losses	203	90	66	83	69
Noninterest income	147	122	253	186	198
Noninterest expense	2,009	1,932	2,048	1,955	1,711
Income before income taxes	428	300	301	257	342
Income taxes	81	55	56	47	63
Net income	347	245	245	210	279

Earnings per common share - basic and diluted	$0.14	$0.10	$0.10	$0.08	N/A

Exhibit 99.1

Earnings Summary (for the six months ended)
	June 30,	June 30,
	2022	2021

Interest and dividend income	$5,935	$4,718
Interest expense	1,242	1,127
Net interest income	4,693	3,591
Provision for loan losses	293	138
Noninterest income	269	351
Noninterest expense	3,941	3,407
Income before income taxes	728	397
Income taxes	136	67
Net income	592	330

Earnings per common share - basic and diluted	$0.23	N/A

Balance Sheet Highlights (as of)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021

Total assets	$396,067	$368,360	$314,929	$312,486	$348,624
Debt securities available-for-sale, at fair value	43,049	24,067	25,649	27,082	27,801
Loans receivable, net of allowance for loan losses	291,680	274,637	249,196	225,984	221,403
Deposits	309,013	286,112	251,130	248,547	246,637
Total stockholders’ equity	45,161	45,224	45,834	45,535	22,024
Accumulated other comprehensive (loss)	(1,547)	(1,137)	(282)	(186)	(186)

Performance Ratios (as of and for the three months ended)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021

Return on average assets (annualized)	0.33%	0.29%	0.26%	0.24%	0.23%
Return on average equity (annualized)	2.61%	2.17%	2.61%	2.91%	3.01%
Net interest margin (annualized)	2.68%	2.66%	2.69%	2.65%	2.68%
Allowance to non-accrual loans	211.89%	205.46%	190.26%	181.53%	161.00%
Allowance to total loans outstanding at the end of the period	1.16%	1.16%	1.24%	1.34%	1.33%
Net (charge-offs) recoveries to average loans outstanding during the period	—%	—%	—%	—%	—%
Total non-performing loans to total loans	0.55%	0.61%	0.65%	0.74%	0.83%
Total non-accrual loans to total loans	0.55%	0.57%	0.65%	0.74%	0.81%
Total non-performing assets to total assets	0.41%	0.46%	0.52%	0.54%	0.53%
Tier 1 capital (to average assets)	9.74%	10.69%	11.65%	11.17%	7.49%